The Vantagepoint Funds
FYE 12/31/01
Semi - Annual Expense Ratios

Fund Name                       Ratio to AN

All-Equity Growth                     0.19%
Long-Term Growth                      0.14%
Traditional Growth                    0.13%
Conservative Growth                   0.14%
Savings Oriented                      0.16%
Growth & Income                       0.85%
Equity Income                         0.88%
International                         1.17%
US Treasury                           0.64%
Income Preservation                   0.81%
Aggressive Opportunities              1.20%
Core Bond                             0.43%
Growth                                0.88%
Overseas Equity Index                 0.64%